Exhibit 10.61

July 27, 2012

WITHOUT PREJUDICE

CONFIDENTIAL

Linda Lupini

Dear Linda,

This letter will confirm our verbal discussion of July 6, 2012, that in connection with the budget reductions and restructuring activities being undertaken by QLT, your employment will terminate on August 31, 2012 (the “Termination Date”).

Pursuant to your Change of Control Agreement dated June 1, 2006 (the “CoC Agreement”), as your employment is being terminated on a without cause basis following a Change of Control, pursuant to sections 2.1 and 2.2 of the CoC Agreement, you are entitled to receive the following:

1.	Severance Payment. QLT will pay to you the following lump sum payments:

a.	$472,062.00, equal to 18 months base salary;

b.	$236,031.00, equal to your bonus entitlement at target for the 18 months following the Termination Date under QLT’s cash incentive compensation plan; and

c.	$15,531.30, equal to 18 months contribution to your RRSP reflecting the period from the Termination Date, subject to terms of the RRSP contribution provisions set out in your Employment Agreement with QLT.

2.	Expenses. QLT will reimburse you for all reasonable business related expenses incurred by you during the course of your employment, subject to the expense reimbursement provisions set out in your Employment Agreement and the Company’s Policy and Procedures Manual. Please submit any outstanding expense claims within three business days after the Termination Date.

3.	Vacation. You will receive an amount equal to any remaining accumulated vacation to which you may be entitled up to and including your Termination Date.

4.	2012 RRSP Pro-Rated to the Termination Date. QLT will make a prorated contribution to your RRSP for the 2012 calendar year, up to and including the Termination Date and subject to the RRSP contribution provisions set out in your Employment Agreement.

5.	2012 Cash Incentive Compensation Earned Pro-Rated to Termination Date. In addition to the payments under section 1(b) above, QLT shall make a further payment in the amount of $104,902.67, representing your entitlement to participate in the cash incentive compensation plan for the 2012 calendar year at target pro-rated to the Termination Date.

Linda Lupini

July 27, 2012

6.	Benefits. As QLT is unable to continue all coverage under the Company’s health related benefit plans, QLT shall pay you the amount of $47,206.20 (equal to 10% of your base salary for an 18 month period) as compensation for health related benefits coverage.

You may have the opportunity to convert the group life insurance policy previously offered through QLT to a personal life insurance policy which you hold and maintain directly. For further information, please refer to the Great West Life Group Conversion document and the important deadlines which you must meet if you wish to exercise this opportunity.

7.	Outplacement Assistance. QLT has arranged for out-placement and career transition assistance through Knightsbridge, to a maximum of $5,000.00 for services provided to you. Please contact Nancy Laughton, at (604) 678-9344 extension 228 within two months of your Termination Date if you wish to avail yourself of this program.

8.	Stock Options. You will have 90 days from the date of termination of your employment (as defined in the particular QLT Incentive Stock Option Plan under which your stock options were issued) to exercise any stock options that have vested as of such termination date. The terms of the Stock Option Agreement(s) and QLT’s Incentive Stock Option Plan will govern the vesting and exercise of any stock options which you may hold. If you need any further information regarding your current option status or vesting provisions, then please contact Michelle Baker directly (604-707-7285).

9.	Release. In accordance with section 2.6 of the CoC Agreement, you must sign and return the enclosed Final Release attached as Appendix A to this letter. You understand and acknowledge that this is intended to be a full and final settlement of all matters between you and QLT. Any obligations, entitlements, expectations, promises, understandings or commitments not expressly set out or referred to in this letter, whether they arose prior to your employment, during your employment or upon or after termination of your employment are superseded and nullified by this letter.

10.	Confidentiality and Non-Solicitation. Your employment agreement with QLT sets out confidentiality, non-competition, and non-solicitation obligations on you. Section 2.8 of your CoC Agreement provides that the non-competition covenants of your Employment Agreement are not enforceable but we remind you of your continuing obligations with respect to confidential information, non-solicitation of customers and known prospective customers and non-solicitation of employees of QLT set out in your Employment Agreement. You confirm that you are still bound by these obligations.

11.	Goodwill. You will at all times refrain from making any statement or taking any action which may reasonably be expected to have a negative impact on QLT’s goodwill, ongoing business, products, management or litigation in which QLT may be involved. This obligation is subject to obligations at law.

12.	QLT Intellectual Property. We remind you that any intellectual property you developed during the course of your employment with QLT remains the property of QLT. Your employment agreement with QLT requires you to sign documents evidencing both your inventorship of this intellectual property and the assignment of any of your rights to those inventions to QLT. By signing this letter, you again confirm that you will cooperate with QLT in the future by promptly signing and returning to QLT any such documents as reasonably requested by QLT.

13.	During Transition Period. You will continue to act in the best interests of QLT and will transition any ongoing work in accordance with our directions before the end of the Termination Date. To protect QLT’s legitimate business interests, QLT may at any time limit or restrict access to QLT’s computer network and internal or external e-mail system. QLT may in its discretion terminate your employment at any time prior to the Termination Date in which case you will still receive the severance package set out above, but you will not receive any salary, benefits or other entitlements for the period between the earlier termination date and Termination Date. For greater certainty, if your employment is terminated early, your salary and compensation will cease as of the date that QLT advises you is your termination date and you will only be entitled to the severance package in this letter.

Linda Lupini

July 27, 2012

Following the Termination Date. Additionally, following the Termination Date, we request that you cooperate with QLT by responding to inquiries from senior management of QLT concerning issues that arise related to the transition of your work or to further assist the transition.

14.	Statutory Withholdings. QLT is required to, and will deduct from each of the foregoing payments, all applicable statutory withholdings.

15.	Payment Date. The foregoing payments will be paid to you within 30 days of your Termination Date, provided you return to us, by the time set out below, a copy of this letter with your signature and a signed copy of the Final Release attached as Appendix A.

After the Termination Date, you will no longer be subject to QLT’s employee lockout periods but are still subject to laws prohibiting insider trading on QLT stock based on material information regarding QLT. To avoid any uncertainty, please refer to Appendix B attached, which sets out certain rules that must be followed regarding insider trading and trading of options following your departure. We will also deliver to you on your Termination Date, a letter reminding you of certain obligations you have under the U.S. Federal securities laws.

We ask that you return the signed copy of this letter and the enclosed release by 4 pm on August 3, 2012. Please let us know if you have any questions or concerns.

On behalf of QLT, I wish to thank you for your dedicated service and wish you the best of luck in your future endeavors.

Yours very truly,

QLT Inc.

/s/ Robert Butchofsky

Robert Butchofsky

President & Chief Executive Officer

In consideration of the payments to be made to me by QLT, I hereby agree to the foregoing terms this 2nd day of August, 2012.

/s/ Linda Lupini
Linda Lupini

Attachments:

-	Appendix A – Final Release
-	Appendix B – Trading Restrictions

Linda Lupini

July 27, 2012

APPENDIX A

FINAL RELEASE

IN CONSIDERATION OF the payments made to me by QLT Inc. (hereinafter called “QLT”) pursuant to that letter dated the 27th day of July, 2012 from QLT to me, effective the date of this Release, I, Linda Lupini of Richmond, B.C. do hereby remise, release and forever discharge QLT, having a place of business at 887 Great Northern Way, Suite 101, in the City of Vancouver, Province of British Columbia, V5T 4T5, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against QLT or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of my employment with QLT and/or the subsequent termination of my employment with QLT on or about August 31, 2012, or in any other way connected with my employment with QLT and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages arising from the above. Notwithstanding the foregoing, nothing in this Release will act to remise, release or discharge QLT from obligations, if any, which QLT may have pursuant to any indemnity agreements previously entered into between me and QLT or from any rights I may have to claim coverage under QLT’s past, current or future director and/or officer insurance policies, in either case with respect to existing or future claims that may be brought by third parties.

IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation.

IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by QLT with the said conditions as stipulated in the aforementioned letter from QLT.

IT IS FURTHER UNDERSTOOD AND AGREED THAT QLT will withhold and remit income tax and other statutory deductions from the aforesaid consideration and I agree to indemnify and hold harmless QLT from any further assessments for income tax, repayment of any employment insurance benefits received by me, or other statutory deductions which may be made under statutory authority.

IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise and is not to be construed as an admission of liability on the part of QLT. The terms of this Release set out the entire agreement between QLT

Linda Lupini

July 27, 2012

and me with respect to the matters described herein and are intended to be contractual and not a mere recital.

IT IS FURTHER UNDERSTOOD AND AGREED that I will keep the contents of this settlement and all communication relating thereto confidential except to Revenue Canada or as is required to obtain legal and tax advice, or to enforce my rights hereunder in a court of law, as is required by law.

IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by me for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, I was advised by QLT of my right to receive independent legal advice.

IN WITNESS WHEREOF this Release has been executed effective the 2nd day of August, 2012.

SIGNED, SEALED AND DELIVERED	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
By Linda Lupini in the presence of:		/s/ Linda Lupini
Linda Lupini
/s/ Wayne Ho
Name
101-887 Great Northern Way
Address
Vancouver, BC
Human Resources Associate
Occupation

Linda Lupini

July 27, 2012

APPENDIX B

TRADING RESTRICTIONS

Clarification from QLT with respect to the ability to trade QLT securities after your departure, in what would otherwise be a “blackout period” if you were still an employee of QLT.

Securities legislation provides that any person who is in a “special relationship” with a company (employees are included within the definition of persons in a special relationship) may not trade in company securities with knowledge of a material fact or material change in the business or affairs of the company that has not been generally disclosed to the public (and then only after a reasonable period has passed after such disclosure, being at least one full trading day).

Former employees of a company who may acquire knowledge of any material fact or material change while still an employee would be subject to this trading restriction under the securities legislation and would not be permitted to trade until a “reasonable period” had passed following the disclosure to the public of the material fact or change.

Therefore, while a blackout period imposed on employees of QLT during your Severance Period would not apply to you after you are no longer employed by QLT, you are still subject to general securities legislation and if you have knowledge of a material fact or material change in the business or affairs of QLT which you acquired while you were an employee of QLT, you should not trade in QLT securities based on this knowledge until the material fact or change has been generally disclosed by QLT to the public and a reasonable period of time (at least one full trading day) has passed since such disclosure.

WE REMIND YOU THAT SINCE YOUR EMPLOYMENT WITH QLT DOES NOT END UNTIL YOUR TERMINATION DATE, UNTIL THAT DATE YOU REMAIN SUBJECT TO ALL TRADING BLACK-OUT PERIODS APPLICABLE TO ALL QLT EMPLOYEES; HOWEVER, YOU ARE STILL SUBJECT TO LAWS PROHIBITING INSIDER TRADING ON QLT STOCK BASED ON MATERIAL INFORMATION REGARDING QLT.

Securities legislation and regulation are subject to change; the foregoing should not be relied upon as legal advice.